EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Cure Pharmaceutical Holding Corp.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 23, 2018, included in Cure Pharmaceutical Holding Corp.’s Annual Report on Form 10-K for the year ended December 31, 2017, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

/s/ RBSM LLP

RBSM LLP

Henderson, NV

October 11, 2018